EXHIBIT 21

SUBSIDIARIES OF WMS INDUSTRIES INC.

The following is a list of all direct and indirect subsidiaries of the Company and their jurisdictions of incorporation as of June 30, 2012. The name of each indirect subsidiary is indented under the name of its parent company.

Subsidiary	Jurisdiction of Incorporation/Formation

WMS Gaming Inc.	Delaware
WMS Gaming (Canada) Ltd.	New Brunswick, Canada
WMS Gaming International, S.L.	Spain
WMS Gaming Peru, S.R.L. WMS Gaming International, S.L. Sucursal Italia (Branch) WMS Gaming International, S.L. Sucursal Argentina (Branch)	Peru Italy Argentina
WMS Gaming Australia PTY Ltd.	Australia
WMS Gaming Africa (Pty) Ltd.	South Africa
WMS Gaming (UK) Limited	United Kingdom
WMS Gaming Slovakia, s.r.o.	Slovakia
WMS Gaming Mexico, S. de R.L. de C.V.	Mexico
WMS Gaming Mexico Services, S. de R.L. de C.V.	Mexico
Lenc-Smith Inc.	Delaware
Williams Electronics Games, Inc.	Delaware
WMS Finance Inc.	Delaware
WMS International Holdings Inc.	Delaware
Orion Financement Company B.V.	Netherlands
Orion Real Estate B.V.	Netherlands
Orion Assembly B.V.	Netherlands
Mercur Holland B.V.	Netherlands
Orion Gaming B.V.	Netherlands
WMS Gaming Services Europe, S.L.	Spain
WMS Asia Holdings Inc.	Delaware
WMS International (Macau) Limited	Macau
WMS Gaming Solutions India Private Limited	India
WMS Alderney 1 Limited	Alderney
WMS Alderney 2 Ltd.	Alderney
WMS Marketing UK Ltd.	United Kingdom
Lenc Software Holdings LLC	Delaware
Williams Interactive LLC	Delaware
Jadestone Group AB	Sweden
Jadestone Networks AB	Finland
Jadestone Networks (Malta) Ltd.	Malta
Genesis Communications, Inc. d/b/a Phantom EFX	Iowa